PROXY RESULTS
During the six months ended June 30, 2007, Cohen
& Steers Dividend Majors Fund, Inc. Shareholders voted
 on the following proposals at the annual meeting held on April 19, 2007. The description of each proposal and number of shares voted are as follows:


			Shares Voted	Authority
				For	Withheld
To Elect Directors
Martin Cohen		 12,035,137 	 145,709
Richard J. Norman	 12,070,273 	 110,573
Frank K. Ross		 12,069,573 	 111,273